Exhibit 99.1

[Missing Graphic Reference]                                                                                                                NEWS RELEASE

For Immediate Release

Berry Plastics Group, Inc. Appoints B. Evan Bayh to Company’s Board of Directors

EVANSVILLE, Ind. – October 27, 2011 – Berry Plastics Corporation, an Apollo Management, L.P. and Graham Partners portfolio company, announced today the appointment of B. Evan Bayh, former U.S. Senator and Indiana Governor, to the Board of Directors of Berry Plastics Group, Inc.

Bayh was a member of the U.S. Senate from the state of Indiana from 1998 until his retirement in 2011.  In the 1998 election, Bayh received 64 percent of the vote, the largest victory margin ever by a Democrat in a U.S. Senate race in Indiana.  While in the Senate, he served on a variety of committees including the Banking, Housing and Urban Affairs Committee, and the Committee on Small Business and Entrepreneurship.

Bayh served as Indiana Governor from 1988 to 1997.  His tenure as governor was highlighted by eight years without raising taxes, the largest single tax cut and budget surplus in state history, and the creation of over 350,000 new jobs.  Bayh is a graduate of Indiana University.  He received his Juris Doctorate from the University of Virginia.

“I am honored to join the Board of Berry Plastics,” said Evan Bayh.  “Berry is a great Indiana company and I look forward to working with my colleagues to grow the Company and meet consumer requirements.”

In addition, Berry Plastics also announced today that Ira G. Boots, former CEO and Chairman of Berry Plastics, will be leaving the Board of Directors of Berry Plastics Group, Inc.  Boots will remain as a business consultant to Berry Plastics.

“We are pleased to announce the appointment of Evan to the Berry Plastics Board of Directors.  With his extended experience in public service and in the private arena, Evan will bring a new perspective to our Board of Directors which we welcome.  I would also like to thank Ira for serving as a member of the Board of Directors for the last ten years and for his many contributions to our Company.  We look forward to continuing our relationship with Ira in his consulting role with Berry,” said Jon Rich, CEO of Berry Plastics.

About Berry Plastics
Berry Plastics is a leading manufacturer and marketer of plastic packaging products. Berry Plastics is a major producer of a wide range of products, including open top and closed top packaging, polyethylene and PVC based plastic films, industrial tapes, medical specialties, packaging, heat-shrinkable coatings, specialty laminates, and FIBCs. The company's 13,000 plus customers range

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from large multinational corporations to small local businesses. Based in Evansville, Indiana, the company has 78 manufacturing facilities worldwide and over 16,000 employees.

Certain statements and information included in this release may constitute "forward looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of Berry Plastics to be materially different from any future results, performance, or achievements expressed or implied in such forward looking statements. Additional discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in the company's SEC filings. The company does not undertake any obligation to update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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For additional information, contact:
Eva Schmitz
Berry Plastics Corporation
Communications Manager
812.306.2424
evaschmitz@berryplastics.com